UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 2, 2009

TIX CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-24592 (Commission File Number)	95-4417467 (I.R.S. Employer Identification No.)

12001 Ventura Place, Suite 340
Studio City, California 91604
(Address of Principal Executive Offices)

(818) 761-1002
(Registrant’s Telephone Number)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

ITEM 1.01 Entry into a Material Definitive Agreement

Employment Agreement with Mitch Francis

On April 2, 2009, Tix Corporation (the “Company”) entered into a new employment agreement with Mitch Francis pursuant to which Mr. Francis will continue to serve as the Company’s Chairman of the Board, President and Chief Executive Officer.  The term of the employment agreement commenced on March 1, 2009 and is for a term of three years, unless sooner terminated in accordance with the employment agreement.

Under the employment agreement, Mr. Francis is entitled to a base annual salary of $450,000 which will increase by 8% annually on each anniversary of the commencement date of the employment agreement.  Mr. Francis will be eligible for an annual bonus in the discretion of the Company’s board of directors.  In addition to his annual salary, the Company has agreed to provide Mr. Francis with an automobile, reasonably commensurate with his position, for use by him in the performance of his duties, and to pay for automotive operating costs.  The Company also has agreed to provide or reimburse Mr. Francis for health and long-term care insurance for him and his spouse, and for employee life insurance and disability insurance for Mr. Francis, and to reimburse Mr. Francis up to $4,000 per year for personal tax consultation and preparation of tax returns and other forms and filings.

The Compensation Committee of the Company’s board of directors also granted Mr. Francis a stock option to purchase 150,000 shares of common stock at an exercise price of $1.28 per share.  The options will vest in three installments of 50,000 shares each on March 1, 2010, 2011 and 2012, subject to Mr. Francis remaining in the continuous employ of the Company through such vesting dates.

The employment agreement may be terminated by the Company for cause or by Mr. Francis for “good reason” (as defined) or in the event of Mr. Francis’s death or “permanent disability” (as defined).  In the event of termination of the employment agreement for any reason other than for cause or by reason of Mr. Francis’s death or permanent disability or pursuant to a “change of control” (as defined) of the Company, the Company has agreed to continue to pay Mr. Francis his base salary, bonuses and benefits for the remainder of the term of the employment agreement.  If there is a change of control of the Company and Mr. Francis’s employment agreement is terminated for any reason other than for cause or by reason of Mr. Francis’s death or permanent disability, the Company has agreed to pay him a lump-sum amount equal to five times his annual salary under the employment agreement and to continue to provide him with certain employee benefits.

The foregoing is a summary only of the terms and provisions of Mr. Francis’s employment agreement.

ITEM 9.0  Financial Statements and Exhibits

(d)           Exhibits

10.1           Employment Agreement dated as of March 1, 2009 between Mitch Francis and the Company.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Tix Corporation
By:	/s/ Matthew Natalizio
Matthew Natalizio
Chief Financial Officer
Dated: April 7, 2009